Exhibit 10.3

LOAN AND SECURITY AGREEMENT

Dated as of October 1, 2012

by and between

ESCALATE CAPITAL PARTNERS SBIC I, L.P.,

as Lender

and

GLOWPOINT, INC.

as Borrower

Exhibits
Exhibit A	Authorization Agreement
Exhibit B	Form of Note
Exhibit C	Form of Resolutions to Borrow
Exhibit D	Form of Stock Purchase and Registration Rights Agreement
Exhibit E	Form of Management Rights Agreement
Exhibit F	Form of Intellectual Property Security Agreement
Exhibit G	Form of Agreement to Provide Insurance
Exhibit H	Form of SBA Letter Agreement
Exhibit I-1	SBA Form 480
Exhibit I-2	SBA Form 652
Exhibit I-3	SBA Form 1031
Exhibit J	Form of Deposit Account Control Agreement
Exhibit K	Form of Compliance Certificate
Exhibit L	Collateral Questionnaire

Schedules
Schedule A	Lender Account Information
Schedule 5.14	Control Agreements
Schedule 4(f)	Liens
Schedule 4(o)	Investments

-i-

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT, dated as of October 1, 2012 (this “Loan Agreement”), is entered by and between GLOWPOINT, INC., a Delaware corporation (“Borrower”), and ESCALATE CAPITAL PARTNERS SBIC I, L.P., a Delaware limited partnership (“Lender”).  All capitalized terms used herein and not otherwise defined shall have the meanings provided in Section 13 hereof.

In consideration of the covenants, conditions and agreements set forth herein and intending to be legally bound, the parties agree as follows:

1. THE LOAN.

1.1 Commitment

Subject to the terms and conditions of this Loan Agreement and the terms and conditions of each other Transaction Document, Lender agrees to advance to Borrower a term loan in the aggregate principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Advance”).  The Advance shall be made in accordance with and subject to the provisions of Section 2 hereof.  The date of the Advance is referred to herein as the “Closing Date.”

1.2 Interest, Payments and Payment Terms.

(a) Interest.  Interest shall accrue on the unpaid principal amount of the Advance outstanding from time to time at a rate equal to 12.00% per annum.  The Lender’s determination of the amount of the Advance outstanding at any time shall be conclusive and binding, absent manifest error.  Interest on the outstanding principal amount of the Advance will be computed on the basis of a year of 360 days and the actual number of days elapsed.

(b) Payments of Interest.  Borrower shall pay accrued and unpaid interest on the Advance, monthly in arrears on the last business day of each calendar month, commencing on October 31, 2012 pursuant to Section 1.2(a).  In addition, accrued and unpaid interest shall be payable on the maturity of the Advance, whether by acceleration or otherwise, and on the date of any prepayment (with respect to the amount prepaid).

(c) Payments of Principal.

(i)
Borrower shall repay to Lender the outstanding principal balance of the Advance in thirty-six (36) equal monthly payments, each payable on the last business day of each calendar month, commencing on October 31, 2014 (the “Principal Commencement Date”), with each such payment in an amount equal to the aggregate principal amount of the outstanding Advance as of the Principal Commencement Date divided by thirty-six (36).

(ii)
Each monthly repayment of principal pursuant to Section 1.2(c)(i) shall be made together with payment of (x) all accrued and unpaid interest on the then outstanding principal amount of the Advance and (y) all fees, expenses and other amounts then due and payable hereunder and under the other Transaction Documents.

(iii)
The entire outstanding principal balance of the Advance, all accrued and unpaid interest thereon, and all fees, expenses and other amounts outstanding hereunder and under the other Transaction Documents shall be immediately due and payable on the earlier to occur of (1) an Event of Default consisting of an Insolvency Event, (2) the date of a Change of Control, or (3) October 1, 2017 (the “Maturity Date”).

(d) Application of Payments; No Reborrowing.  All payments shall be applied first to fees and expenses, then to interest, and then to principal.  Once repaid, no amount of the Advance may be reborrowed hereunder.

(e) Prepayment.  Borrower may prepay the Advance (or any portion thereof) with no premium or penalty upon not less than five (5) business days prior written notice to Lender.

(f) Place and Manner.  Borrower shall make all payments due to Lender in lawful money of the United States, in immediately available funds, without set-off, deduction or counterclaim, at the address of Lender set forth in Section 10 hereof.  Lender may debit the Company’s Deposit Account with Comerica pursuant to the Authorization Agreement for Pre-Authorized Payments attached hereto as Exhibit A (the “Authorization Agreement”), for principal and interest payments due with respect to the Advance or any other amounts due to Lender.  Borrower shall notify Lender promptly upon the opening any new Deposit Accounts or the modification of any existing Deposit Accounts, and shall provide to Lender the account numbers and other information, and provide to the financial institution at which the deposit accounts are held the instructions and authorizations necessary for Lender to debit Borrower’s Deposit Accounts as provided in this clause (f).

(g) Default Rate and Maximum Rate.  Subject to the Act, if any amounts required to be paid by Borrower under this Loan Agreement or the other Transaction Documents (including, without limitation, principal or interest payable on the Advance, any fees or other amounts) remain unpaid after such amounts are due and such failure to pay continues for three (3) business days, then Borrower shall pay interest on the aggregate, outstanding principal balance hereunder from such date until such past due amounts are paid in full, at a per annum rate (the “Default Rate”) equal to the applicable per annum interest rate under this Loan Agreement, plus five percent (5%).  The provision in this clause (g) for default interest shall not be construed as Lender’s consent to Borrower’s failure to pay any amounts in strict accordance with this Loan Agreement or the other Transaction Documents and Lender’s acceptance of any such payments shall not restrict Lender’s exercise of any remedies arising out of any such failure.  All computations of default interest shall be based on a year of 360 days and actual days elapsed.

1.3 Facility Fees

Prior to the date hereof, Borrower paid to EC Management Services, Inc., an Affiliate of Lender (“ECMS”), a closing fee in the aggregate amount of Ninety-Seven Thousand Five Hundred Dollars ($97,500) (the “Closing Fee”) in accordance with the terms of that certain Summary of Terms dated August  16, 2012 between Lender and Borrower (the “Letter of Intent”), as consideration for the commitment of Lender to make the proceeds of the Advances available to the Borrower.  The Borrower agrees that the Closing Fee was fully earned upon the execution and delivery of the Letter of Intent, but Lender agrees that if it fails to consummate the transactions contemplated hereby (and Borrower has otherwise satisfied all of the conditions set forth in Section 2.1 hereof), then it will cause ECMS to return the full amount of the Closing Fee to Borrower.  In addition to the Closing Fee, Borrower agrees to pay Lender a termination fee (the “Termination Fee”) in the amount of Three Hundred Thousand Dollars ($300,000) upon the earlier to occur of (a) the Maturity Date or (b) repayment in full of the Obligations.  Borrower agrees that the Termination Fee will be fully earned upon the execution and delivery of this Loan Agreement.

1.4 Lender Expenses

Borrower agrees to pay to Lender, (i) on the Closing Date, all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, and closing of the Transaction Documents through the Closing Date, and (ii) after the Closing Date, all costs and expenses (including reasonable attorneys’ fees and expenses), as and when they become due, incurred in connection with the preparation, negotiation, administration, and enforcement of the Transaction Documents; reasonable Collateral audit fees; and Lender’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Transaction Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Event, whether or not suit is brought.

2. CLOSING.

2.1 Conditions to Funding the Advance

As a condition to the obligation of Lender to fund the Advance on the date hereof, Lender shall have received in connection with the closing of the Advance on or before the Closing Date, in form and substance satisfactory to Lender:

(a) This Loan Agreement, duly executed by Borrower;

(b) A Secured Promissory Note (“Note”) in the form attached hereto as Exhibit B, in the original principal amount of Six Million Five Hundred Thousand Dollars ($6,500,000);

(c) An officer’s certificate of Borrower and each Guarantor, certifying copies of:  (A) the operative formation documents, amended as of the date of this Loan Agreement as necessary, certified by the Secretary of State (or equivalent) of the applicable jurisdiction of organization, and bylaws (or equivalent) of such Person (as amended to the date of this Loan Agreement, as necessary), (B) the resolutions adopted by such Person’s board of directors, members, manager or other applicable governing body authorizing the transactions contemplated hereby and the documents being executed in connection therewith, substantially in the form attached hereto as Exhibit C, (C) the incumbency of the officers, member or managers executing this Loan Agreement and the other Transaction Documents on behalf of such Person, and (D) certificates of existence and good standing (including tax status, if available) with respect to such Person from its jurisdiction of organization and, with respect to Borrower, each of New Jersey, Pennsylvania, California and Illinois, as of a date acceptable to Lender;

(d) All consents (in form and substance satisfactory to Lender) of Borrower’s and each Guarantor’s board of directors, stockholders, and other third parties necessary in connection with such Person’s execution, delivery and performance of this Loan Agreement, the other Transaction Documents, the Acquisition Agreement, and the transactions contemplated thereby;

(e) A Stock Purchase and Registration Rights Agreement in form and substance satisfactory to Lender pursuant to which Borrower shall issue to Lender 295,000 shares of Common Stock at a purchase price of $0.01 per share, in the form attached hereto as Exhibit D, duly executed by Borrower and the Lender;

(f) A Secured Guaranty duly executed by each Subsidiary of Borrower;

(g) A Management Rights Letter in the form attached hereto as Exhibit E, duly executed by Borrower;

(h) An Intellectual Property Security Agreement in the form attached hereto as Exhibit F, duly executed by Borrower and Target;

(i) Borrower shall have delivered evidence of insurance as required by Section 5.8 of this Loan Agreement and an Agreement to Provide Insurance, in the form attached hereto as Exhibit G, duly executed by Borrower, and the loss payable/additional insured endorsements required thereby;

(j) The SBA Letter Agreement, duly executed by Borrower in the form attached hereto as Exhibit H;

(k) Each of (A) the Size Status Declaration on SBA Form 480, substantially in the form attached hereto as Exhibit I-1, and (B) the Assurance of Compliance on SBA Form 652, substantially in the form attached hereto as Exhibit I-2, in each case, duly executed by Borrower;

(l) All information and documentation that Lender shall have requested in connection with the preparation and completion of the Portfolio Financing Report on SBA Form 1031, section A and B, substantially in the form attached hereto as Exhibit I-3;

(m) A Pledge Agreement, by Borrower pursuant to which Borrower pledges to Lender all of the equity securities of its direct Subsidiaries, in form and substance reasonably satisfactory to Lender;

(n) The certificates representing the shares of stock held by Borrower pledged pursuant to the Pledge Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof;

(o) Copies of all Senior Loan Documents, the Acquisition Agreement, and the Seller Subordinated Note, in each case, with terms reasonably satisfactory to Lender;

(p) A lien search on Borrower of the Uniform Commercial Code records of the Secretary of State of the applicable state of organization and other applicable jurisdictions;

(q) Copies of Borrower’s audited consolidated balance sheet for Fiscal Year 2011 and unaudited financial statements for seven months ended July 31, 2012;

(r) Borrower’s financial and business projections and budget for the Fiscal Year ending December 31, 2013, including the business plan and quarterly projected balance sheets and income statements;

(s) A Subordination Agreement with Senior Lender, the first lienholder on the Collateral (defined in Section 3 below), in form and substance reasonably satisfactory to Lender;

(t) The Seller Subordination Agreement in form and substance reasonably satisfactory to Lender executed by Borrower and Seller;

(u) No Event of Default shall have occurred and be continuing;

(v) No event or condition shall exist that has had or could be reasonably expected to have a Material Adverse Effect since December 31, 2011;

(w) The representations and warranties contained in this Loan Agreement and the other Transaction Documents of Borrower shall be true and correct in all material respects as if made on the date of funding of the Advance;

(x) Each of the Transaction Documents shall be valid and binding and in full force and effect;

(y) Borrower shall have provided to Lender such documents, instruments and agreements, including financing statements or amendments to financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender in this Loan Agreement and in the other Transaction Documents;

(z) Lender shall have received the Closing Fee;

(aa) Lender shall have received all necessary internal approvals to execute this Agreement and fund the Advance; and

(bb) Borrower shall have provided to Lender such other documents, instruments and agreements as Lender shall reasonably request.

3. GRANT OF SECURITY INTEREST

As security for all present and future indebtedness, guarantees, liabilities, and other obligations of Borrower to Lender under this Loan Agreement and the other Transaction Documents (collectively, the “Obligations”), Borrower grants Lender a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), contract rights, deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b) all Intellectual Property Collateral;

(c) to the extent not listed above, all other personal property of Borrower; and

(d) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.

All terms above have the meanings given to them in the Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.  Notwithstanding the foregoing, the security interest granted herein does not extend to and the term “Collateral” does not include (i) any license or contract rights to the extent (x) the granting of a security interest therein would be contrary to applicable law or (y) that such rights are nonassignable by their terms (but only to the extent the prohibition is enforceable under applicable law, including, without limitation, Sections 9-406(d) and 9-408(d) of the Uniform Commercial Code and the consent of the licensor or other party has not been obtained); and (ii) more than 65% (or such greater percentage that, due to a change of Legal Requirement after the Closing Date, (A) could not reasonably be expected to cause the undistributed earnings of each Subsidiary organized under the laws of any country other than the United States of America (a “Foreign Subsidiary”) as determined for U.S. federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s U.S. parent and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding equity interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding equity interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of each Foreign Subsidiary now or hereafter owned by Borrower or any domestic Subsidiary (or if Borrower or any domestic Subsidiary owns less than 65% of the equity interests of such Foreign Subsidiary, then all of the equity interests of such Foreign Subsidiary now or hereafter owned by Borrower or such domestic Subsidiary). Borrower agrees to execute, and authorizes Lender to execute on behalf of Lender, such documents and take such actions as Lender deems appropriate from time to time to perfect or continue the security interest granted hereunder.

4. REPRESENTATIONS AND WARRANTIES

Borrower represents to Lender on the date hereof as follows:

(a) Borrower is not in default under any agreement to which Borrower is a party or by which it or its properties is bound where such default could reasonably be expected to have a Material Adverse Effect;

(b) Borrower is duly organized, validly existing and (if applicable) in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;

(c) Borrower has all requisite corporate power and authority to own and operate its properties, to carry on its business substantially as now conducted, to enter into each Transaction Document to which it is a party and to incur the Obligations;

(d) this Loan Agreement is, and the other Transaction Documents when executed and delivered will be, the legal, valid and binding obligations of Borrower, each enforceable against such Person in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles;

(e) Borrower has taken all company action and obtained all material consents necessary to authorize the execution, delivery and performance of the Transaction Documents;

(f) Borrower has good title to the Collateral or valid and enforceable rights to use the Collateral and there are no liens, security interests or other encumbrances on the Collateral other than the security interest granted to Lender hereunder and Permitted Liens;

(g) the execution and performance of the Transaction Documents do not conflict with, or constitute a default under, any agreement to which Borrower is party or by which such Person is bound or a Legal Requirement, in each case where such conflict or default could reasonably be expected to have a Material Adverse Effect;

(h) all financial statements provided to Lender for the Fiscal Year ended December 31, 2011 and for the seven months ended July 31, 2012; fairly present in all material respect Borrower’s financial condition on a consolidated basis as of the respective dates thereof and for the respective periods covered thereby, and there has not been a material adverse change in the financial condition of Borrower on a consolidated basis since the date of the most recent financial statements submitted to Lender (the “Latest Financial Statements”);

(i) the projections and forecasts provided by Borrower to Lender were prepared by Borrower in good faith and based upon assumptions believed by Borrower to be reasonable (it being agreed that such projections and forecasts are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results);

(j) all other material written information (not otherwise described in clause (h) and clause (i)) provided by Borrower to Lender on or prior to the date hereof, when taken together with all other information provided to Lender, is true and correct in all material respects;

(k) Borrower possesses and is in compliance in all material respects with all Permits required to operate its business except where the failure to so possess or be in compliance could reasonably be expected to have a Material Adverse Effect;

(l) Borrower owns, or is a licensor thereof, of all the patents, copyrights, trademarks and other intellectual property rights necessary for the conduct of its business or operations as substantially currently conducted and that are material to the financial condition, business, or operations of Borrower (collectively, the “Intellectual Property”), all such registered Intellectual Property that is listed on Schedule 4.5 of the Collateral Questionnaire, and Borrower’s registered trademarks is valid and enforceable. To Borrower’s knowledge, the use of such registered Intellectual Property by the Borrower does not and has not been alleged by any Person to infringe on the rights of any Person;

(m) Borrower is in compliance with all Legal Requirements where a failure to be in compliance could reasonably be expected to have a Material Adverse Effect;

(n) Borrower is not party to any litigation (other than any suit, action or proceeding in which Borrower is the plaintiff and in which no counterclaim or cross-claim against Borrower has been filed), and is not, to its knowledge, the subject of any government investigation, in each case that could reasonably be expected to have a Material Adverse Effect, and Borrower has no knowledge of any such pending litigation or investigation or the existence of circumstances that reasonably could be expected to give rise to any such litigation or investigation;

(o) other than Borrower’s direct and indirect Subsidiaries and Permitted Investments, Borrower does not own any shares or other equity interests in any corporation, partnership, limited liability company or other entity;

(p) Borrower reasonably believes that it and its Subsidiaries, on a consolidated basis: (i) owns and will own assets, the fair saleable value of which are (A) greater than the total amount of its liabilities (including contingent liabilities) and (B) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (ii) has sufficient capital in relation to its business as substantially presently conducted; and (iii) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due;

(q) Borrower does not have any obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) required to be disclosed in a balance sheet prepared in accordance with GAAP (including the notes thereto) arising out of transactions entered into at or prior to the Closing Date, other than:  (A) liabilities set forth on the Latest Financial Statements (including any notes thereto) and (B) liabilities and obligations which have arisen after the date of the Latest Financial Statements in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit, unless such liability is either fully covered by insurance (subject to normal deductibles or retentions) or could not, individually or in the aggregate with all such other liabilities, reasonably be expected to have a Material Adverse Effect);

(r) all material portions of the Collateral consisting of equipment are in good operating condition and repair, subject to ordinary wear and tear and casualty, and Borrower has made all economically reasonable and necessary repairs thereto;

(s) the inclusion of each account receivable on the Latest Financial Statements delivered to Lender is in accordance with GAAP;

(t) Borrower and each Subsidiary have filed or obtained extensions for filing or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect; and

(u) Borrower, including its affiliates and Subsidiaries, has (i) tangible net worth not in excess of Eighteen Million Dollars ($18,000,000) and (ii) average net income after Federal income taxes (excluding any carry-over losses) for the preceding two (2) completed Fiscal Years not in excess of Six Million Dollars ($6,000,000), in each case prepared in accordance with GAAP (for purposes of this Section 4(u) only, “affiliate” has the meaning set forth in Section 121.103 of Title 13 of the Code of Federal Regulations).

5. COVENANTS.

5.1 Financial Information

Borrower will provide Lender:

(a) as soon as available, but in any event within thirty (30) days after the last day of each calendar month, monthly Borrower-prepared consolidated financial statements prepared in accordance with GAAP (except for the lack of footnotes and being subject to normal year end audit adjustments);

(b) as soon as available, but in any event within one hundred twenty (120) days after the last day of Borrower’s Fiscal Year, audited consolidated financial statements prepared in accordance with GAAP, certified as being fairly stated in all material respects by an independent certified public accounting firm reasonably acceptable to Lender, it being agreed that EisnerAmper LLP, Borrower’s current independent certified public accounting firm, is acceptable to Lender;

(c) within thirty (30) days after the last day of each calendar month, a listing of deferred revenue and aged listings by invoice date of accounts payable and accounts receivable;

(d) as soon as available, but in any event within the earlier to occur of thirty (30) days after the last day of Borrower’s Fiscal Year or ten (10) days after approval thereof by Borrower’s board of directors, Borrower’s financial and business projections and budget for the upcoming Fiscal Year, including material revisions to the business plan and monthly projected balance sheets and income statements and statements of cash flow, with evidence of approval thereof by Borrower’s board of directors;

(e) copies of all notices, minutes, consents, monthly financial performance reviews, and other relevant material provided to members of Borrower’s board of directors at the same time that such materials are provided to the members of Borrower’s board of directors, except that Lender may be excluded from access to any such material if the board of directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential information, or for other similar reasons;

(f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower, in form reasonably acceptable to Lender, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral, including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Schedules A, B, and C of any Intellectual Property Security Agreement delivered to Lender by Borrower in connection with this Loan Agreement;

(g) within thirty (30) days after the last day of each calendar month, a Compliance Certificate in the form attached hereto as Exhibit K, executed by Borrower’s Chief Financial Officer or other authorized officer reasonably acceptable to Lender;

(h) within thirty (30) days of the last day of each fiscal quarter, a detailed fully diluted capitalization table for the Borrower as of the end of such fiscal quarter; and

(i) as soon as available, but in any event within thirty (30) days after the Borrower receives copies of any 409A valuation reports or other documents that value any compensation, equity award, bonus, benefit plan, or any other arrangement that could be deemed deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended; and

(j) promptly upon Lender’s request, such other information relating to Borrower’s operations and condition as Lender may reasonably request from time to time.

5.2 Good Standings; Existence; Compliance with Laws

Borrower and each Subsidiary will maintain its corporate existence and good standing in each jurisdiction in which failure to so qualify could reasonably result in a Material Adverse Effect, and will maintain in force all licenses and agreements necessary to the conduct of its business in which failure to so maintain could reasonably result in a Material Adverse Effect. Borrower and each Subsidiary will pay all taxes on or before the date such taxes are due (unless contested by Borrower in good faith and Borrower has made adequate reserves in its financial statements in accordance with GAAP).  Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could reasonably be expected to have a Material Adverse Effect.

5.3 Negative Covenants

Neither Borrower nor any Subsidiary thereof will:

(a) make any investments in, or loans or advances to, any Person other than in the ordinary course of business as currently conducted and other than Permitted Investments;

(b) make any distributions or pay any dividends to any Person on account of any equity ownership interest in Borrower or any Subsidiary (other than (i) those payable solely in equity securities issued by Borrower or such Subsidiary, (ii) those from any Subsidiary to Borrower, and (iii) as long as an Event of Default does not exist prior to such payment or would not exist after giving effect to such payment, dividend payments to Borrower’s B-1 and A-2 preferred shareholders beginning on January 1, 2013, payable quarterly in arrears, in an aggregate amount not to exceed $160,000 in each quarter in accordance with the terms of the Certificate of Designations, Preferences and Rights of Series B-1 Convertible Preferred Stock of Glowpoint, Inc. and the Certificate of Designations, Preferences and Rights of Series A-2 Convertible Preferred Stock of Glowpoint, Inc. , each as in effect on the Closing Date);

(c) make any payment on account of or in redemption, retirement or purchase of any capital stock of Borrower or any Subsidiary, except that (i) Subsidiaries may make such payments to Borrower, (ii) Borrower may repurchase the stock of former employees, directors, officers or consultants pursuant to stock repurchase agreements or option agreements (A) as long as such repurchases in any Fiscal Year of Borrower do not exceed $100,000 in the aggregate, and (B) as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (iii) the repurchase by Borrower of up to 50% of those shares issued to Avaya pursuant to an equipment purchase agreement dated June 30, 2011 in accordance with the terms of such equipment purchase agreement;

(d) directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any Subsidiary, except for (i) Permitted Investments, (ii) bona fide equity financings, (iii) other transactions in the ordinary course of business, in each case, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arms-length transaction with a non-affiliated Person, (iv) any indemnity provided for the benefit of members of the Board of Directors (or comparable managers), officers, consultants or employees of Borrower and its Subsidiaries, (v) reasonable compensation, severance or employee benefit arrangements to members of the Board of Directors (or comparable managers), employees, officers and outside directors of Borrower and its Subsidiaries in the ordinary course of business and consistent with both industry and past practices of the Borrower, including, without limitation, issuances of stock, payment of bonuses, long term incentive compensation plans and other transactions pursuant to employment or compensation arrangements, stock option agreements, indemnification agreements or other similar arrangements, or (vi) transactions with an Affiliate that is a borrower hereunder or wholly-owned Subsidiaries that have guaranteed the Obligations;

(e) transfer or dispose of any portion of Borrower’s assets, except for:

(i)
transfers or dispositions of Permitted Investments, other cash equivalents and inventory in the ordinary course of business, including the sale or disposition of delinquent notes, charge-offs accounts or accounts receivable for collection purposes,

(ii)	dispositions of obsolete, damaged, uneconomic, worn-out or surplus equipment and inventory, or property and equipment no longer used or useful in the conduct of Borrower’s business,

(iii)	the lapse of registered Intellectual Property of the Borrower and its Subsidiaries to the extent not economically desirable in the conduct of their business;

(iv)	sales or transfers from wholly-owned Subsidiaries to Borrower or from Borrower to a wholly-owned domestic Subsidiary thereof,

(v)	the sale or disposition of assets in connection with any loss, damage or destruction thereof,

(vi)	the granting of Permitted Liens,

(vii)
asset sales in which the sale price is at least equal to the fair market value of the asset sold and the consideration received is cash or cash equivalents or debt of Borrower being assumed by the purchaser, provided, that the aggregate amount of such asset sales does not exceed $100,000 in any Fiscal Year and no Event of Default has occurred and continuing at the time of each such sale (before and after giving effect to such asset sale),

(viii)	dispositions of owned or leased vehicles in the ordinary course of business, or

(ix)	non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business.

(f) subject to Section 5.10, create any direct or indirect Subsidiary of Borrower (other than in accordance with (i) clause (c) of the definition of “Permitted Investments” and (ii) Section 5.10);

(g) alter or modify Borrower’s or any Subsidiary’s constituent documents in a manner that materially adversely affects the interest of Lender as creditor and/or secured party under any Transaction Document; or change its name without prior written notice to Lender; or

(h) merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or assets of another Person, in each case other than with or into another Borrower or wholly-owned Subsidiary that has Guaranteed the Obligations.

5.4 Indebtedness

Borrower will not, nor will it permit any Subsidiary to, create, incur, assume or be liable for any Indebtedness, other than Permitted Indebtedness.

5.5 Liens; Encumbrances

Borrower will not, nor will it permit any Subsidiary to, create, incur, or allow any Lien on any of its property or assign or convey any right to receive income, except for Permitted Liens.

5.6 Prepayment of Debt

Borrower will not, nor will it permit any Subsidiary to, make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance, or any other payment in respect of any Subordinated Debt (other than payments permitted under any applicable Subordination Agreement with respect to such Subordinated Debt, including the Seller Subordination Agreement); provided, however, Borrower can pay the Final Surplus (as defined in the Acquisition Agreement) so long as Lender receives two (2) business days prior written notice thereof and no Event of Default exists at the time of (and no Event of Default would exist, after giving effect to) such payment (and Borrower shall certify to Lender as such in the written notice referenced above).

5.7 Books and Records; Inspection and Audit Rights

Borrower shall maintain financial records in accordance with generally accepted practices. Lender shall have a right (a) to visit and inspect any of the properties of Borrower and its Subsidiaries, including a right to examine and copy Borrower’s and its Subsidiaries’ books and records from time to time upon reasonable notice to Borrower and during normal business hours, (b) to discuss its affairs, finances and accounts with Borrower’s officers, at such reasonable times as Lender may reasonably request, at meetings coordinated by Borrower, and (c) to discuss its affairs, finances and accounts with Borrower’s independent public accountants, at such reasonable times as Lender may reasonably request, but no more than once per quarter (unless an Event of Default has occurred and is continuing) at meetings coordinated by Borrower. Lender may audit Borrower’s Collateral during Borrower’s usual business hours but, in each case, no more than twice a year (unless an Event of Default has occurred and is continuing) at Borrower’s expense. Lender will give Borrower fifteen (15) days advance notice of such an audit, unless an Event of Default has occurred and is continuing.

5.8 Insurance

Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and of such types as are customarily carried by companies similar in size and nature relating to the Collateral and Borrower’s business.  Any insurance on the Collateral shall include a lender’s loss payable endorsement in favor of Lender as a loss payee, and any liability insurance shall be endorsed to show Lender as an additional insured.

5.9 Registration of Intellectual Property Rights

Borrower will register with the United States Patent and Trademark Office or the United States Copyright Office, its registrable Intellectual Property and additional intellectual property rights developed or acquired after the Closing Date, including revisions or additions with any product before the sale or licensing of the product to any third party, in each case to the extent that its board of directors (or comparable managers) in good faith deems appropriate and material for the development of Borrower’s business and in the best interests of Borrower and its stockholders.  To the extent that its board of directors (or comparable managers) in good faith determines appropriate and material for the development of Borrower’s business and in the best interests of Borrower and its stockholders, Borrower will use commercially reasonable efforts to (a) protect, defend and maintain the validity and enforceability of the Intellectual Property determined by Borrower to be material to the business of Borrower and promptly advise Lender in writing of any material infringements and (b) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

5.10 Subsidiary Guarantors.

Contemporaneously with the formation or acquisition of any new Subsidiary, Borrower shall cause such new Subsidiary to either (a) execute and deliver a guaranty in form and substance reasonably acceptable to Lender or (b) execute and deliver a joinder to this Loan Agreement in which it becomes a borrower hereunder, unless Lender, in its reasonably discretion, agrees otherwise.

5.11 Use of Proceeds

Subject to the Act, Borrower will use the proceeds from the Advance to pay transaction fees incurred in connection with the Transaction Documents, for working capital, and for the Acquisition.

5.12 Further Assurances

Borrower will, within five (5) business days, execute any further instruments and take further action as Lender may reasonably request to perfect or continue Lender’s security interest in the Collateral or to effect the purposes of this Loan Agreement.

5.13 [Reserved]

5.14 Deposit Accounts

Neither Borrower nor any of its Subsidiaries shall establish or maintain a Deposit Account that is not subject to a Control Agreement and neither Borrower nor any of its Subsidiaries will deposit Collateral (including the proceeds thereof) or the proceeds of the Advance in a Deposit Account or Securities Account that is not subject to a Control Agreement.

5.15 Borrowing Base Covenant

Borrower hereby covenants and agrees that the definition of “Eligible Accounts” contained in Exhibit A to the Senior Loan Agreement will not be amended, replaced, modified, or revised in any way without prior written consent of Lender if the effect of such amendment, replacement, modification, or revision would be to allow for advances that would not have been available under the definition of “Eligible Accounts” contained in the Senior Loan Agreement as in effect on the Closing Date.

5.16 Additional Financial Covenants

In the event that the Senior Indebtedness is paid in full and the Senior Loan Documents are terminated (or in the event that a refinancing occurs under the Senior Indebtedness and Lender is not satisfied with the financial covenants contained in such replacement Senior Indebtedness), Lender shall have the right to implement such financial covenants based upon Lender’s good faith business judgment, in consultation with Borrower and based upon the projections delivered to Lender by Borrower.

5.17 Notice of Default

Borrower shall provide, prompt written notice (but, in any event, within two (2) business days of the knowledge thereof of a Responsible Officer) (a) of any condition or event that constitutes a default under this Agreement or, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement or that notice has been given to Borrower or any of its Subsidiaries with respect thereto or (b) that any Person has given any notice of default to Borrower or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 6.1(a)(iii); or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, which notice shall be accompanied by a certificate of its Responsible Officer specifying the nature and period of existence of such condition, event, or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Borrower and its Subsidiaries have taken, are taking and/or propose to take with respect thereto.

5.18 The Act

At the request of Lender, Borrower will provide reasonable assistance to Lender so that Lender is able to promptly correct any defect, error or omission with respect to the Act which may be discovered in the contents of this Loan Agreement or the other Transaction Documents or in the execution or acknowledgment thereof, and will execute, acknowledge and deliver such further instruments and do such further acts as may be reasonably necessary for this Loan Agreement and the other Transaction Documents, and all transactions contemplated thereby, to comply with the Act.

5.19 Amendment of Subordinated Debt Documents and Acquisition Agreement

Amend, modify or otherwise alter (or suffer to be amended, modified or altered) (a) any Subordinated Debt Document except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or (b) the Acquisition Agreement, without the prior written consent of Lender.

5.20 Post Closing Covenants.

(a) Within 60 days following the Closing Date, the Lender shall have received in form and substance reasonably satisfactory to Lender, a Control Agreement in the form attached hereto as Exhibit J, duly executed by Borrower and Senior Lender covering each Deposit Account described therein and required to be pledged under this agreement.

(b) Within 60 days following the Closing Date, the Lender shall have received written confirmation that each of Borrower’s accounts at Silicon Valley Bank have been closed.

(c) Within 30 days following the Closing Date, the Lender shall have received in form and substance reasonably satisfactory to Lender, that certain Landlord Consent and Waiver by and among CMC Steel Fabricators, Inc., GRE Mountain Heights Property LLC, Senior Lender, Lender, and Borrower, duly executed by the parties thereto.

(d) On or before October 29, 2012, the Lender shall have received an Authorization Agreement in the form attached hereto as Exhibit A, duly executed by Borrower.

6. EVENTS OF DEFAULT; REMEDIES.

6.1 Events of Default

Any one or more of the following shall constitute an “Event of Default” under this Loan Agreement:

(a) Borrower’s failure (i) to pay all or any part of (A) the interest hereunder on the date due and payable and such failure continues for three (3) days or (B) the principal hereunder on the date due and payable, or (ii) to comply with any agreement or covenant set forth in this Loan Agreement or any other Transaction Document and, Borrower has not cured the default within ten (10) Business Days after the earlier of (1) receipt by Borrower of notice from Lender of such default, or (2) actual knowledge of a Responsible Officer of Borrower of such default; provided, however, the cure period set forth above shall not apply to Borrower’s failure to comply with Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.8, 5.12, 5.13, 5.14; and 5.17 provided, further that an Event of Default arising from a breach of Section 5.1 shall be deemed to have been cured upon the delivery of the required items; and provided further that any Event of Default arising from solely due to a breach of Section 5.17(a), Section 5.17(b), or Section 5.8 shall be deemed cured upon the earlier of (x) with respect to a breach of Section 5.17(a) or Section 5.17(b), the giving of the notice required by such sections and (y) the date upon which the default or Event of Default giving rise to the notice  obligations is cured or waived; or (iii) to comply with any agreement pursuant to which Borrower has incurred Indebtedness in excess of $100,000, including, without limitation, any event or occurrence that would constitute a default or Event of Default under the Senior Loan Agreement, to the extent such failure to comply, in each case, results in a right by the applicable Person, irrespective of whether exercised, to accelerate the maturity of Borrower’s obligations thereunder; or

(b) Borrower becomes unable to pay its debts (including trade debts) as they mature, or becomes the subject of any case or proceeding under the United States Bankruptcy Code or any other law relating to the reorganization or restructuring of debt which has not been stayed or dismissed within forty-five (45) days of the filing (an “Insolvency Event”), or any material portion of Borrower’s assets is attached or becomes subject to levy or similar judicial proceeding that is not released within fifteen (15) days or in any event no later than five (5) business days prior to the date of any proposed sale thereunder; or

(c) any representation made to Lender in this Loan Agreement or any other Transaction Document, or any written information given to Lender by or on behalf of Borrower, shall be incorrect in any material adverse respect when made; or

(d) any part of the Collateral becomes subject to an attachment, Lien, security interest or levy in favor of any Person other than Lender, other than Permitted Liens, that is not released within thirty (30) days; or

(e) a final non-appealable judgment or judgments for the payment of money in excess of $100,000 shall be rendered against Borrower and shall remain unsatisfied, unstayed or not covered by adequate insurance for a period of thirty (30) days; or

(f) any occurrence or event which has had or could reasonably be expect to have a Material Adverse Effect.

6.2 Remedies

Upon the occurrence and during the continuance of an Event of Default, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, or immediately and automatically with no action required if such Event of Default consists of an Insolvency Event, be immediately due and payable and collectible by or on behalf of Lender, and Lender may exercise all of the rights of a secured party under the Uniform Commercial Code and any other applicable law.  Lender may immediately set off and apply to any obligation outstanding hereunder and under any other Transaction Document any balances or deposits held by Lender or any indebtedness at any time owing to or for the credit or the account of Borrower held by Lender.  Borrower shall assemble the Collateral in accordance with Lender’s directions, and Lender shall have a right at Borrower’s sole expense to dispose of all or any portion of the Collateral in the order and manner that Lender elects, in its sole discretion, in any commercially reasonable manner.  Lender shall have a royalty-free license to use any name, trademark, or any property of Borrower to complete production of, advertisement for, and disposition of any Collateral and Lender shall have a license to enter into, occupy and use Borrower’s premises and the Collateral without charge to exercise any of Lender’s rights or remedies under this Loan Agreement or under any other Transaction Document.  Borrower irrevocably appoints Lender (and any of Lender’s designated employees or agents) as Borrower’s true and lawful attorney in fact to, after the occurrence and during the continuance of an Event of Default, take any action and to execute any instrument which Lender may deem reasonably necessary or advisable to accomplish the purposes of this Loan Agreement, including, without limitation:

(a) endorse Borrower’s name on any checks or other forms of payment;

(b) make, settle and adjust all claims under and decisions with respect to Borrower’s policies of insurance;

(c) settle and adjust disputes and claims respecting accounts receivable with account debtors;

(d) execute and deliver all notices, instruments and agreements in connection with the perfection of the security interest granted in this Loan Agreement or under any other Transaction Document;

(e) sell, lease, or otherwise dispose of all or any part of the Collateral;

(f) ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(g) receive and open all mail addressed to Borrower and to notify postal authorities to change the address for the delivery of mail to Borrower to that of Lender;

(h) receive, indorse, and collect any drafts or other instruments, documents, negotiable Collateral or chattel paper;

(i) file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(j) repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower in respect of any account of Borrower;

(k) use any labels, Intellectual Property Collateral, trade names, URLs, domain names, industrial designs, advertising matter or other industrial or intellectual property rights, in advertising for sale and selling inventory and other Collateral and to collect any amounts due under accounts, contracts or negotiable collateral of Borrower; and

(l) Lender shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property Collateral and, if Lender shall commence any such suit, then Borrower shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents required by Lender in aid of such enforcement.

The appointment of Lender as Borrower’s attorney in fact, and each of Lender’s rights and powers, being coupled with an interest, is irrevocable until all amounts owing to Lender under this Loan Agreement and the other Transaction Documents have been repaid in full.

7. WAIVERS; INDEMNITY

Borrower waives notice of default, presentment, and demand for payment, notice of dishonor, protest, and notice of protest under this Loan Agreement and any other Transaction Document.  Borrower shall pay all costs of collection and enforcement of this Loan Agreement and each Transaction Document when incurred, including reasonable attorneys’ fees, costs, and expenses incurred before, after, or in connection with an Insolvency Event.  So long as Lender complies with reasonable lending practices and Section 9-207 of the Uniform Commercial Code and all other applicable laws, rules and regulations, Lender shall not in any case be liable for any loss of, or damage to, the Collateral, the risk of which shall be borne by Borrower at all times.  Borrower shall indemnify and hold Lender harmless from any claim, obligation or liability (including without limitation reasonable attorneys’ fees and expenses) arising out of this Loan Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, including any claim, obligation or liability arising before, after or in connection with an Insolvency Event other than losses solely and directly resulting from Lender’s gross negligence or intentional breach of this Loan Agreement or any other Transaction Document.  The indemnity obligation hereunder shall survive repayment of all Obligations and termination of this Loan Agreement until all applicable statute of limitation periods as to actions that may be brought against Lender have run.

8. MAXIMUM LAWFUL RATE

On the Maturity Date or, if earlier, the date that the Advance and all accrued interest thereon are paid in full, Lender will compute the total amount of interest that has been contracted for, charged or received by Lender or payable by Borrower hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by Lender. If such computation reflects that the total amount of interest that has been contracted for, charged or received by Lender or payable by Borrower exceeds the Maximum Lawful Amount, then Lender shall apply such excess to the reduction of the principal balance, and any remaining excess shall be refunded to Borrower.  This provision concerning the crediting or refunding of excess interest shall control and take precedence over all other agreements between Borrower and Lender so that under no circumstance shall the total interest contracted for, charged or received by Lender exceed the Maximum Lawful Amount.

9. MISCELLANEOUS

Lender may assign all or any part of its interest in this Loan Agreement and the Advance to any Person, or grant a participation of any interest in this Loan Agreement, with the prior written consent of Borrower.  This Loan Agreement can be amended only by an instrument signed by Lender and Borrower.  All prior agreements, understandings, and negotiations are superseded by this Loan Agreement.  Borrower may not assign any obligation hereunder without Lender’s prior written consent, which may be granted or withheld in Lender’s sole discretion.  This Loan Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.  This Loan Agreement may be executed by facsimile transmission or other electronic means, which such electronic signatures shall be considered original executed counterparts for purposes of this Section 9, and each party to this Loan Agreement agrees that it will be bound by its own electronic signature and that it accepts the electronic signature of each other party to this Loan Agreement.  Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision.  All covenants, representations, and warrants made in this Loan Agreement shall continue in full force and effect so long as any Obligations hereunder remain outstanding.  This Loan Agreement shall be governed by the internal laws of the State of California, without regard to conflicts of laws rules.  Borrower and Lender consent to the jurisdiction of the United States District Court of the Northern District of California and the state courts for San Mateo, California.

10. NOTICES

Unless otherwise provided in this Loan Agreement, all notices, requests, consents, demands, and other communications by any party relating to this Loan Agreement or any other Transaction Document shall be in writing and will be deemed given:  (a) when delivered if delivered personally (including by courier); (b) on the third day after mailing, if mailed, postage prepaid, by registered or certified mail (return receipt requested, except for financial statements and other informational documents which may be sent by first-class mail); (c) on the day after mailing if sent by a nationally recognized overnight delivery service which maintains records of the time, place, and recipient of delivery; or (d) upon receipt of a confirmed transmission, if sent by .pdf or facsimile transmission, in each case, to Borrower or to Lender, as the case may be, at its addresses set forth below (or, in the case of .pdf, to the email address designated from time to time):

If to Borrower:	Glowpoint, Inc.
430 Mountain Avenue, Suite 301
Murray Hill, New Jersey 07974
Attention: General Counsel
Phone: 866.456.9764
Fax: 073.855.3411
Email: generalcounsel@glowpoint.com

with a copy (which shall not constitute	Thompson Hine LLP
notice) to:	335 Madison Avenue, 12th Floor
New York, NY 10017-4611
Attention: Katherine D. Brandt, Esq.
Phone: 212.908.3915
Fax: 212.344.6101
Email: katherine.brandt@thompsonhine.com

If to Lender:	Escalate Capital Partners SBIC I, L.P.
300 West Sixth Street, Suite 2300
Austin, Texas 78701
Attention: Chris Julich
Phone: 512.651.2104
Fax: 512.651.2101
Email: chris@escalatecapital.com

And to:	Escalate Capital Partners
150 Almaden Blvd., Suite 925
San Jose, California 95113
Attention: Simon James
Phone: 408.200.0097
Fax: 408.200.0099
Email: simon@escalatecapital.com

with a copy (which shall not constitute	Patton Boggs LLP
notice) to:	2000 McKinney Avenue, Suite 1700
Dallas, Texas 75201
Attn: David McLean, Esq.
Phone: 214.758.3553
Fax: 214.758.1550
Email: dmclean@pattonboggs.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. JURY WAIVER; ARBITRATION

LENDER AND BORROWER WAIVE ANY RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS LOAN AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IF THIS JURY WAIVER IS FOR ANY REASON UNENFORCEABLE, THE PARTIES AGREE TO RESOLVE ALL CLAIMS, CAUSES AND DISPUTES THROUGH FINAL AND BINDING ARBITRATION TO BE HELD IN SAN MATEO COUNTY IN ACCORDANCE WITH THEN-CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. JUDGMENT UPON ANY AWARD RESULTING FROM ARBITRATION MAY BE ENTERED INTO AND ENFORCED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF.

12. THE ACT

This Loan Agreement, the other Transaction Documents and all transactions contemplated hereby and thereby are subject to provisions of the Act, and shall be governed thereby to the extent of any conflict therewith.

13. DEFINITIONS.

“Acquisition” means the merger of Merger Sub with and into Target as the surviving entity, pursuant to the terms and conditions of the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of August 12, 2012, by and among Borrower, Merger Sub, Target and Seller.

“Act” means the Small Business Investment Act of 1958, as amended and in effect from time to time, and the regulations promulgated thereunder.

“Advance” has the meaning set forth in Section 1.1.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person.

“Authorization Agreement” has the meaning set forth in Section 1.2(f).

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change of Control” shall mean the occurrence of any of the following:

(a) any transaction or series of related transactions resulting in the sale or issuance of securities or any rights to securities of Borrower by Borrower representing in the aggregate more than 50% of its issued and outstanding voting securities, on a fully diluted basis, or any transaction or series of related transactions resulting in the sale, transfer, assignment or other conveyance or disposition of any securities or any rights to securities of Borrower by any holder or holders thereof representing in the aggregate more than 50% of the issued and outstanding voting securities of Borrower on a fully diluted basis and the receipt of any consideration in connection therewith, in each case other than to the existing stockholders and their Affiliates;

(b) a merger, consolidation, reorganization, recapitalization or share exchange in which the stockholders of Borrower immediately prior to such transaction receive, in exchange for securities of Borrower owned by them, cash, property or securities of the resulting or surviving entity and as a result thereof Persons who were holders of voting securities of Borrower hold less than 50% of the capital stock, calculated on a fully diluted basis, of the resulting corporation entitled to vote in the election of directors; or

(c) a sale, transfer or other disposition of 50% or more of the assets of Borrower and its Subsidiaries, on a consolidated basis.

“Cisco” means Cisco Systems Capital Corporation and any Affiliates, successors or assigns.

“Closing Date” has the meaning set forth in Section 1.1.

“Closing Fee” has the meaning set forth in Section 1.3.

“Collateral” has the meaning set forth in Section 3.

“Collateral Questionnaire” means the Collateral Questionnaire provided by Borrower and dated as of the date hereof, attached hereto as Exhibit L.

“Comerica” means Comerica Bank.

“Common Stock” means the common stock, par value $0.0001 per share, of Borrower.

“Compliance Certificate” shall mean the certificate to be furnished by Borrower to Lender pursuant to Section 5.1(g) hereof, substantially in the form attached hereto as Exhibit K and certified by a Responsible Officer of Borrower, in which report Borrower shall set forth the information specified therein.

“Contingent Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreements” means a control agreement, in form and substance satisfactory to Lender, entered into with the bank or securities intermediary at which any Deposit Account or Securities Account is maintained by Borrower or any of its Subsidiaries as required under the terms of Section 5.14.  Schedule 5.14 identifies all of the Control Agreements that are required to be in effect on the Closing Date (subject to Section 5.20).

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Default Rate” has the meaning set forth in Section 1.2(g).

“Dell” means Dell Financial Services L.L.C. and any Affiliates, successors or assigns.

“Deposit Account” means any “deposit account,” as such term is defined in Section 9-102(a)(30) of the Uniform Commercial Code, now owned or hereafter acquired by Borrower or any of its Subsidiaries or in which Borrower or any of its Subsidiaries now has or hereafter acquires any right and wherever located, provided, however, “zero balance” payroll accounts maintained in the ordinary course of business shall not be deemed to be Deposit Accounts; provided, further however, that any deposits into such payroll accounts shall be limited to the type of deposit for which such accounts were established and the aggregate amount on deposit in such payroll accounts does not exceed the aggregate payroll obligations of Borrower and its Subsidiaries for the then current pay period.

“Event of Default” shall have the meaning set forth in Section 6.

“Fiscal Year” means the twelve-month period ending on each December 31.

“Foreign Subsidiary” has the meaning set forth in Section 3.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Authority” means any federal, state, provincial, municipal, and foreign governmental entity, authority, or agency or any other political subdivision, or any entity exercising executive, legislative judicial, regulatory or administrative functions of government.

“Guarantor” shall mean each direct or indirect domestic Subsidiary of Borrower and any other Person providing a secured guaranty with respect to the Obligations.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit (other than trade payables incurred in the ordinary course of business, having a term of less than six (6) months that are not overdue by more than ninety (90) days), (b) all obligations evidenced by notes, bonds, debentures or similar instruments (including the Advance and the Senior Indebtedness), (c) the principal component of obligations under Capitalized Leases, and (d) all Contingent Obligations; provided, however, Indebtedness does not include any intercompany debt between Borrower and its Subsidiaries.

“Insolvency Event” has the meaning set forth in Section 6.1.

“Intellectual Property” has the meaning set forth in Section 4(1).

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(a) Copyrights, Trademarks and Patents;

(b) any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Latest Financial Statements” has the meaning set forth in Section 4(h).

“Legal Requirement” means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard, procedure enacted, adopted or applied by any Governmental Authority, including, decisions, orders, writs, awards, or injunctions of an arbitrator or a court or other Governmental Authority.

“Lien” means any lien, mortgage, pledge, charge, security interest or other encumbrance of any kind.

“Loan Agreement” has the meaning set forth in the introductory paragraph.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business operations, or assets of Borrower and its Subsidiaries taken as a whole, (b) the ability of Borrower to repay the Obligations or otherwise perform their obligations under the Transaction Documents or of Lender to enforce any Transaction Documents, or (c) the value, perfection or priority of Lender’s security interest in the Collateral.

“Maturity Date” has the meaning set forth in Section 1.2(c)(iii).

“Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal laws for the type of loan evidenced by the Transaction Documents.

“Maximum Senior Indebtedness Amount” means $5,000,000 less the amount of any permanent reduction in the revolving portion of the Senior Indebtedness; provided, that the aggregate principal amount of Senior Indebtedness that is comprised of term debt shall not, at any time, exceed $2,000,000, less the amount of any payments of principal on such term debt, (which may not be reborrowed).

“Merger Sub” means GPAV Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Borrower.

“Note” has the meaning set forth in Section 2.1(c).

“Obligations” has the meaning set forth in Section 3.

“Patents” means all patents, patent applications and like protections including without limitation, improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same.

“Permits” means all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances and other similar permits or rights obtained from any Governmental Authority and all pending applications therefor, which are material to the business of Borrower.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Lender arising under this Loan Agreement or any other Transaction Document;

(b) Senior Indebtedness;

(c) Indebtedness not to exceed $250,000 in the aggregate in any Fiscal Year of Borrower secured by a lien described in clause (c) of the defined term “Permitted Liens;” provided, that (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment and related software financed with such Indebtedness, (ii) the amount of Indebtedness as of the Closing Date related to the liens listed on Schedule 4(f) shall not be subject to the foregoing cap, and (iii) notwithstanding clause (ii), Borrower shall not incur any Indebtedness in favor of Cisco and Dell which Indebtedness, in the aggregate owing to Cisco and Dell, shall exceed $750,000.

(d) Subordinated Debt in an aggregate principal amount not to exceed (i) with respect to the Seller Subordinated Note, $2,750,000, less the amount of any payments of principal on such debt (which may not be reborrowed) and (ii) with respect to any other Subordinated Debt, $100,000;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) guarantees of Permitted Indebtedness;

(g) Indebtedness arising from the endorsement of instruments or other payment items for deposit in the ordinary course of business;

(h) Indebtedness arising from judgments or decrees not deemed to be a default or Event of Default under Section 6.1(e);

(i) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in clause (a) through clause (f) above and clause (j) below, provided that (i) the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower, (ii) the interest rate margins or any fixed interest rates on such Indebtedness are not increased, (iii) restrictions are not added on the ability of Borrower to repay the Advance, other than those in effect on the date hereof, (iv) the final maturity date of the Indebtedness is not extended to a date beyond the Maturity Date, or (v) the amortization of any portion of the Senior Indebtedness is not shortened;

(j) Indebtedness owing to a Person that is a borrower hereunder or its wholly-owned Subsidiary, but only to the extent permitted under the terms of this Loan Agreement;

(k) Indebtedness composing Permitted Investments;

(l) Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other type of social security benefits, unemployment or other insurance or self-insurance obligations in the ordinary course of business;

(m) performance bonds, surety bonds, and other indemnities or similar obligations issued in the ordinary course of business; and

(n) other unsecured Indebtedness in an aggregate outstanding principal amount not exceeding $100,000 at any time.

“Permitted Investments” are:

(a) investments shown on Schedule 4(o) hereto and existing on the Closing Date;

(b) (i) marketable direct obligations issued or unconditionally guaranteed or insured by the United States or its agency or instrumentality thereof or any State maturing within one year from its acquisition, (ii) commercial paper maturing no more than one year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., (iii) certificates of deposit issued maturing no more than one year after issue, (iv) money market accounts, (v) Investments in regular checking or deposit accounts subject to a Control Agreement, and (vi) Investments made pursuant to Borrower’s investment policy approved by its board of directors and disclosed to Lender;

(c) investments in cash and cash equivalents;

(d) investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(e) investments of wholly-owned Subsidiaries in or to other wholly-owned Subsidiaries that have guaranteed the Obligations pursuant to Section 5.10 of this Loan Agreement and investments by Borrower in any domestic Subsidiaries that have guaranteed the Obligations pursuant to Section 5.10 of this Loan Agreement; provided, that payments of such amounts will not cause an Event of Default or the occurrence of an event that, with the passage of any notice and cure period, would constitute an Event of Default;

(f) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business or in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Borrower or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for  any such Indebtedness or claims;

(g) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (e) shall not apply to Investments of Borrower in any Subsidiary;

(h) Investments consisting of (i) travel advance and employee relocation loans and other employee loans and advance in the ordinary course of business, and (ii) loans to employees, officers or directors, members, managers or stockholders relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors not to exceed, for all such Investments for all Borrower, $100,000 in the aggregate outstanding at any time; and

(i) Investments otherwise expressly permitted under the terms of this Loan Agreement.

“Permitted Liens” means:

(a) Any Liens (i) existing on the Closing Date and listed on Schedule 4(f) hereto (excluding Liens to be satisfied with the proceeds of the Advance) and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Closing Date and otherwise in compliance with this Loan Agreement or (ii) arising under this Loan Agreement or the other Transaction Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves;

(c) Purchase money Liens (i) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment; provided that Borrower shall not permit any new Lien after the Closing Date in favor of Cisco and/or Dell (unless such new Lien shall extend solely to financed equipment and the scope of such Lien shall be approved by Lender in writing);

(d) Leases or subleases and licenses or sublicenses granted in the ordinary course of Borrower’s business;

(e) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 6;

(f) Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts;

(g) Liens securing Indebtedness described in clause (b) of the definition of Permitted Indebtedness and extensions, refinancings, modifications, amendments and restatements thereof;

(h) Liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business for sums not overdue more than sixty (60) days;

(i) Liens (other than any lien created by Section 4068 of ERISA and securing an obligation of any employer or employers which is delinquent) incurred or deposits or pledges made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, or to secure the performance of bids, leases, customs, tenders, statutory obligations, surety and appeal bonds, payment and performance bonds, return-of-money bonds and other similar obligations (not incurred in connection with the borrowing of money or the obtaining of advance or credits to finance the purchase price of property);

(j) Easements, rights-of-way, restrictions, covenants, conditions and other liens incurred, licenses and sublicenses and other similar rights granted to others in the ordinary course of business and not, individually or in the aggregate, materially interfering with the ordinary conduct of the business of the applicable Person; and

(k) Liens consisting of rights of set-off or bankers’ liens or amounts on deposit.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or governmental agency.

“Principal Commencement Date” has the meaning set forth in Section 1.2(c)(i).

“Responsible Officer” means any of the Chief Executive Officer, Chief Financial Officer or Executive Vice President of Borrower.

“SBA Letter Agreement” means that certain letter agreement regarding matters pertaining to the Act, dated as of the date hereof, by and between Lender and Borrower, substantially in the form of Exhibit H attached hereto.

“Securities Account” means any “securities account” as defined in the Uniform Commercial Code.

“Seller” means Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as Sellers’ Representative (as defined in the Acquisition Agreement).

“Seller Subordinated Note” means that certain Nonnegotiable Promissory Note dated as of the date hereof, by Borrower in favor of Seller, in the principal amount of $2,750,000, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the Seller Subordination Agreement.

“Seller Subordination Agreement” means that certain Subordination Agreement by and among Lender, Seller, and Borrower, in form and substance satisfactory to Lender, in its sole discretion, as the same may be amended, modified, supplemented or otherwise modified from time to time.

“Senior Indebtedness” means all obligations, liabilities and Indebtedness of every nature of Borrower from time to time owed under the Senior Loan Documents or under any replacement or substitute senior loan facility; provided, however, that in no event shall the principal amount of the Senior Indebtedness exceed the Maximum Senior Indebtedness Amount.  Senior Indebtedness shall be considered to be outstanding whenever any loan commitment or principal amount under the Senior Loan Documents is outstanding.

“Senior Lender” means Comerica, or any replacement or substitute lender permitted under the subordination agreement between the Lender and the Senior Lender.

“Senior Loan Agreement” means that certain Loan and Security Agreement dated as of the date hereof, by and between Borrower and Senior Lender, as the same may be amended, supplemented or otherwise modified from time to time as permitted herein.

“Senior Loan Documents” means the Senior Loan Agreement and all other agreements, documents and instruments executed from time to time in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time as permitted herein, including a subordination agreement by and between Lender and Senior Lender, in form and substance reasonably satisfactory to Lender.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated in writing to the debt owing by Borrower to Lender on terms reasonably acceptable to Lender (and identified as being such by Borrower and Lender).

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, including the Seller Subordinated Note, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Loan Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements, including the Seller Subordination Agreement, entered into by any Person from time to time in favor of Lender in connection with any Subordinated Debt, the terms of which are reasonably acceptable to Lender, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiaries” shall mean for any Person, a joint venture, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.  As of the Closing Date, the Borrower’s Subsidiaries are Target and GP Communications, LLC, a Delaware limited liability company.

“Target” means Affinity VideoNet, Inc., a Delaware corporation.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Documents” means this Loan Agreement, and all other agreements, documents, and instruments executed from time to time in connection herewith, as the same may be amended, supplemented, or otherwise modified from time to time as permitted herein.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of California.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Loan and Security Agreement as of the first day above written.

BORROWER:

GLOWPOINT, INC.,
a Delaware corporation

By:  /s/ Tolga Sakman
Name:  Tolga Sakman
Title:  Chief Financial Officer

LENDER:

ESCALATE CAPITAL PARTNERS SBIC I, L.P., a Delaware limited partnership

By:  Escalate SBIC Capital Management, LLC, its general partner

By:  /s/ Ross Cockrell
Name:  Ross Cockrell
Title:  Member